Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729
Atmos Energy Corporation Reports Earnings for the
Fiscal 2013 Third Quarter and Nine Months; Reaffirms Fiscal 2013 Guidance
DALLAS (August 6, 2013)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2013 third quarter and nine months ended June 30, 2013.

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Fiscal 2013 third quarter consolidated net income, excluding net unrealized margins and a gain on sale, was $39.4 million, or $0.42 per diluted share, compared with net income, excluding net unrealized margins of $29.3 million, or $0.32 per diluted share in the prior-year quarter.

•	Fiscal 2013 third quarter net income includes a net gain on the sale of the Georgia assets of $5.3 million, or $0.06 per diluted share.

•
After including noncash, unrealized net losses of $5.9 million, or $(0.06) per diluted share and the gain on sale, fiscal 2013 third quarter net income was $38.8 million, or $0.42 per diluted share. Prior-year quarter net income was $31.1 million, or $0.34 per diluted share, after including unrealized net gains of $1.8 million or $0.02 per diluted share.

•
As anticipated, net income for the quarter increased due to rate design changes recently implemented in the Texas service areas, which shift margins from the first half of the fiscal year into the third and fourth quarters.

For the nine months ended June 30, 2013, consolidated net income was $235.7 million, or $2.57 per diluted share, compared with net income of $208.8 million, or $2.28 per diluted share for the same period last year. Excluding the net gain on the sale of the Georgia assets of $5.3 million, or $0.06 per diluted share and the noncash unrealized net gains of $9.7 million, or $0.11 per diluted share, consolidated net income was $220.7 million, or $2.40 per diluted share for the nine months ended June 30, 2013. Prior-year net income, excluding noncash unrealized net gains of $7.1 million, or $0.08 per diluted share, was $201.7 million, or $2.20 per diluted share. For the current nine-month period, regulated operations contributed $223.7 million of net income, or $2.44 per diluted share, and nonregulated operations contributed net income of $12.0 million, or $0.13 per diluted share.

“Executing our strategic capital investment plan has strengthened our natural gas infrastructure and has grown rate base and earnings. The predictable and stable results from our core regulated operations continue as the primary driver of our earnings,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “For fiscal 2013, we remain on track to meet our previously announced earnings guidance of between $2.45 and $2.55 per diluted share,” Cocklin concluded.
Results for the 2013 Third Quarter Ended June 30, 2013
Natural gas distribution gross profit, excluding discontinued operations, increased $44.4 million to $239.5 million for the fiscal 2013 third quarter, compared with $195.1 million in the prior-year quarter. As expected, this increase primarily reflects an increase in margins due to the rate design changes implemented in the recent Mid-Tex and West Texas Divisions’ rate cases, which resulted in an increase to the customer’s base charge and decrease to the consumption charge. These rate design changes shift margins from the first and second fiscal quarters into the third and fourth fiscal quarters. Additionally, gross profit increased $10.5 million from colder weather experienced outside the weather normalization adjustment period.
Regulated transmission and storage gross profit increased $6.9 million to $74.0 million for the quarter ended June 30, 2013, compared with $67.1 million for the same quarter last year. This increase is primarily the result of a $5.6 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in May 2013.
Nonregulated gross profit decreased $28.1 million to $3.3 million for the fiscal 2013 third quarter, compared with $31.4 million for the prior-year quarter, primarily as a result of a $15.4 million decrease in realized margins and a $12.8 million decrease in unrealized margins. Asset optimization margins decreased $12.1 million from the prior-year quarter, primarily due to the timing and magnitude of gains realized on the settlement of financial positions in the prior-year quarter. During the first six months of fiscal 2012, Atmos Energy Holdings took advantage of falling natural gas prices by injecting gas into storage and rolling financial positions forward for settlement in the third and fourth quarters of fiscal 2012. Realized margins for gas delivery, storage and transportation services and other services decreased $3.3 million quarter over quarter, primarily due to a $0.05/Mcf decrease in per-unit margins, partially offset by a five percent increase in consolidated sales volumes.
Consolidated operation and maintenance expense, excluding discontinued operations, for the quarter ended June 30, 2013, was $121.3 million, compared with $106.0 million for the prior-year period. The $15.3 million increase resulted primarily from higher employee-related costs, legal and other administrative costs, bad debt expense, line locate activity and pipeline right-of-way and maintenance activity.
Interest charges for the third quarter of fiscal 2013 were $32.7 million, compared with $34.9 million for the prior-year quarter. The $2.2 million quarter-over-quarter decrease resulted primarily from interest deferrals related to Texas infrastructure spending in the current quarter.
Results for the Nine Months Ended June 30, 2013
Natural gas distribution gross profit, excluding discontinued operations, increased $15.1 million to $866.1 million for the nine months ended June 30, 2013, compared with $851.0 million in the prior-year period. This increase is due to a $12.5 million increase in rates. Additionally, gross profit increased $7.4 million due to increased consumption associated with colder weather. These increases were partially offset by a $9.0 million decrease in the Mid-Tex and West Texas Divisions, primarily reflecting the aforementioned rate design changes implemented in these service areas, which shift margins out of the first half of the fiscal year into the third and fourth quarters.
Regulated transmission and storage gross profit increased $14.7 million to $196.6 million for the nine months ended June 30, 2013, compared with $181.9 million last year. This increase is primarily the result of increased revenue from the GRIP filings that became effective in May 2013 and April 2012.
Nonregulated gross profit increased $7.4 million to $50.0 million for the nine months ended June 30, 2013, compared with $42.6 million for the prior-year period. Asset optimization margins increased $6.4 million period-over-period, primarily due to smaller losses incurred from asset optimization activities. Additionally, realized asset optimization margins for the prior-year period included a $1.7 million charge to write down to market certain natural gas inventory that no longer qualified for fair value hedge accounting. Realized margins for gas delivery, storage and transportation services and other services decreased $3.1 million period over period, primarily due to a $0.01/Mcf decrease in per-unit margins, combined with a two percent decrease in consolidated sales volumes.
Consolidated operation and maintenance expense, excluding discontinued operations, for the nine months ended June 30, 2013, was $338.9 million, compared with $330.0 million for the prior-year period. The $8.9 million increase resulted primarily from an increase in line locate activity and pipeline right-of-way and maintenance activity.
Interest charges for the nine months ended June 30, 2013 were $96.6 million, compared with $107.3 million for the same period last year. The $10.7 million period-over-period decrease resulted primarily from interest deferrals related to Texas infrastructure spending in the current period.
The debt capitalization ratio at June 30, 2013 was 50.1 percent, compared with 51.7 percent at September 30, 2012 and 50.7 percent at June 30, 2012. At June 30, 2013, there was $142.0 million of short-term debt outstanding, compared with $570.9 million at September 30, 2012 and $213.5 million at June 30, 2012.
For the nine months ended June 30, 2013, the company generated operating cash flow of $509.6 million, a $9.2 million decrease compared with the nine months ended June 30, 2012. The decrease primarily reflects the timing of customer collections and vendor payments, due to the aforementioned rate design changes implemented in the Texas natural gas distribution service areas, partially offset by a $16.2 million period-over-period decrease in pension and postretirement contributions.
Capital expenditures increased to $582.5 million for the nine months ended June 30, 2013, compared with $497.4 million in the prior-year period. The $85.1 million increase primarily reflects the Line W and Line WX pipeline expansion projects and increased cathodic protection spending in the regulated transmission and storage segment.
Outlook
The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to expect fiscal 2013 earnings to be in the range of $2.45 to $2.55 per diluted share, excluding unrealized margins and the gain on the sale of the company’s Georgia operations. Net income from regulated operations is expected to be in the range of $215 million to $223 million, while net income from nonregulated operations is expected to be in the range of $9 million to $11 million. Total capital expenditures for fiscal 2013 are expected to range between $790 million and $810 million.
Conference Call to be Webcast August 7, 2013
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2013 third quarter and first nine months on Wednesday, August 7, 2013, at 8 a.m. Eastern Time. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.
This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2013. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended June 30		Percentage
(000s except per share)	2013	2012	Change
Gross Profit:
Natural gas distribution segment	$239,495	$195,059	23%
Regulated transmission and storage segment	74,041	67,073	10%
Nonregulated segment	3,260	31,421	(90)%
Intersegment eliminations	(299)	(382)	22%
Gross profit	316,497	293,171	8%
Operation and maintenance expense	121,258	106,045	14%
Depreciation and amortization	58,129	58,956	(1)%
Taxes, other than income	50,714	46,624	9%
Total operating expenses	230,101	211,625	9%
Operating income	86,396	81,546	6%
Miscellaneous expense	(467)	(2,075)	77%
Interest charges	32,741	34,909	(6)%
Income from continuing operations before income taxes	53,188	44,562	19%
Income tax expense	19,714	16,548	19%
Income from continuing operations	33,474	28,014	19%
Income from discontinued operations, net of tax	—	3,118	(100)%
Gain on sale of discontinued operations, net of tax	5,294	—	100%
Net income	$38,768	$31,132	25%
Basic earnings per share
Income per share from continuing operations	$0.37	$0.31
Income per share from discontinued operations	0.06	0.03
Net income per share – basic	$0.43	$0.34
Diluted earnings per share
Income per share from continuing operations	$0.36	$0.31
Income per share from discontinued operations	0.06	0.03
Net income per share – diluted	$0.42	$0.34
Cash dividends per share	$0.350	$0.345
Weighted average shares outstanding:
Basic	90,603	90,118
Diluted	91,550	90,993

	Three Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change
Natural gas distribution – continuing operations	$15,817	$(4,907)	422%
Natural gas distribution – discontinued operations	5,649	3,118	81%
Regulated transmission and storage	23,097	20,144	15%
Nonregulated – continuing operations	475	10,939	(96)%
Nonregulated – discontinued operations	(355)	—	(100)%
Unrealized margins, net of tax	(5,915)	1,838	(422)%
Consolidated net income	$38,768	$31,132	25%

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Nine Months Ended June 30		Percentage
(000s except per share)	2013	2012	Change
Gross Profit:
Natural gas distribution segment	$866,132	$850,982	2%
Regulated transmission and storage segment	196,570	181,869	8%
Nonregulated segment	50,026	42,597	17%
Intersegment eliminations	(1,118)	(1,098)	(2)%
Gross profit	1,111,610	1,074,350	3%
Operation and maintenance expense	338,871	329,989	3%
Depreciation and amortization	174,888	176,742	(1)%
Taxes, other than income	146,355	144,170	2%
Total operating expenses	660,114	650,901	1%
Operating income	451,496	423,449	7%
Miscellaneous income (expense)	1,943	(3,585)	154%
Interest charges	96,594	107,278	(10)%
Income from continuing operations before income taxes	356,845	312,586	14%
Income tax expense	133,683	120,104	11%
Income from continuing operations	223,162	192,482	16%
Income from discontinued operations, net of tax	7,202	16,268	(56)%
Gain on sale of discontinued operations, net of tax	5,294	—	100%
Net income	$235,658	$208,750	13%
Basic earnings per share
Income per share from continuing operations	$2.46	$2.13
Income per share from discontinued operations	0.14	0.18
Net income per share – basic	$2.60	$2.31
Diluted earnings per share
Income per share from continuing operations	$2.43	$2.10
Income per share from discontinued operations	0.14	0.18
Net income per share – diluted	$2.57	$2.28
Cash dividends per share	$1.050	$1.035
Weighted average shares outstanding:
Basic	90,497	90,131
Diluted	91,445	91,006

	Nine Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2013	2012	Change
Natural gas distribution – continuing operations	$155,100	$134,069	16%
Natural gas distribution – discontinued operations	12,851	16,268	(21)%
Regulated transmission and storage	55,732	48,178	16%
Nonregulated – continuing operations	2,617	3,176	(18)%
Nonregulated – discontinued operations	(355)	—	(100)%
Unrealized margins, net of tax	9,713	7,059	38%
Consolidated net income	$235,658	$208,750	13%

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Discontinued Operations	Three Months Ended June 30		Nine Months Ended June 30
(000s)	2013	2012	2013	2012
Operating revenues	$—	$18,162	$37,962	$103,107
Purchased gas cost	—	6,803	21,464	57,936
Gross profit	—	11,359	16,498	45,171
Operating expenses	—	6,522	5,858	20,069
Operating income	—	4,837	10,640	25,102
Other nonoperating income	—	73	548	505
Income from discontinued operations before income taxes	—	4,910	11,188	25,607
Income tax expense	—	1,792	3,986	9,339
Income from discontinued operations	—	3,118	7,202	16,268
Gain on sale of discontinued operations, net of tax	5,294	—	5,294	—
Net income from discontinued operations	$5,294	$3,118	$12,496	$16,268

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	June 30,	September 30,
(000s)	2013	2012
Net property, plant and equipment	$5,841,215	$5,475,604
Cash and cash equivalents	31,979	64,239
Accounts receivable, net	350,237	234,526
Gas stored underground	209,101	256,415
Other current assets	90,936	272,782
Total current assets	682,253	827,962
Goodwill and intangible assets	740,814	740,847
Deferred charges and other assets	538,516	451,262
	$7,802,798	$7,495,675
Shareholders’ equity	$2,581,444	$2,359,243
Long-term debt	2,455,593	1,956,305
Total capitalization	5,037,037	4,315,548
Accounts payable and accrued liabilities	229,876	215,229
Other current liabilities	348,706	489,665
Short-term debt	141,998	570,929
Current maturities of long-term debt	—	131
Total current liabilities	720,580	1,275,954
Deferred income taxes	1,197,274	1,015,083
Deferred credits and other liabilities	847,907	889,090
	$7,802,798	$7,495,675

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Nine Months Ended June 30
(000s)	2013	2012
Cash flows from operating activities
Net income	$235,658	$208,750
Gain on sale of discontinued operations	(8,203)	—
Depreciation and amortization	177,183	184,194
Deferred income taxes	130,365	120,713
Other	14,460	22,386
Changes in assets and liabilities	(39,888)	(17,237)
Net cash provided by operating activities	509,575	518,806
Cash flows from investing activities
Capital expenditures	(582,473)	(497,374)
Proceeds from the sale of discontinued operations	153,023	—
Other, net	(3,139)	(4,247)
Net cash used in investing activities	(432,589)	(501,621)
Cash flows from financing activities
Net decrease in short-term debt	(435,084)	(6,688)
Net proceeds from issuance of long-term debt	493,793	—
Settlement of Treasury lock agreements	(66,626)	—
Repayment of long-term debt	(131)	(2,369)
Cash dividends paid	(96,060)	(94,338)
Repurchase of common stock	—	(12,535)
Repurchase of equity awards	(5,146)	(5,219)
Issuance of common stock	8	251
Net cash used in financing activities	(109,246)	(120,898)
Net decrease in cash and cash equivalents	(32,260)	(103,713)
Cash and cash equivalents at beginning of period	64,239	131,419
Cash and cash equivalents at end of period	$31,979	$27,706

	Three Months Ended June 30		Nine Months Ended June 30
Statistics, including discontinued operations	2013	2012	2013	2012
Consolidated natural gas distribution throughput (MMcf as metered)	72,369	65,700	345,405	332,342
Consolidated regulated transmission and storage transportation volumes (MMcf)	121,194	118,678	335,036	333,341
Consolidated nonregulated delivered gas sales volumes (MMcf)	83,341	79,658	265,791	270,372
Natural gas distribution meters in service	3,009,377	3,206,280	3,009,377	3,206,280
Natural gas distribution average cost of gas	$5.27	$3.73	$4.86	$4.70
Nonregulated net physical position (Bcf)	19.2	30.3	19.2	30.3
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